EXHIBIT 10.4

CISCO SYSTEMS, INC.

PROFESSIONAL AND LEADERSHIP INCENTIVE PLAN

FY 2005

I.	INTRODUCTION

A.	The Objective of the Professional and Leadership Incentive (P&LI) Plan (the “Plan”) is to provide eligible employees of Cisco Systems, Inc. (“Cisco”) and its subsidiaries (as defined in Paragraph III.C. below), with the opportunity to receive a payment for their contributions to the success and profitability of Cisco. Participation in the Plan and the payment of any sums hereunder shall be at the sole and absolute discretion of Cisco. “Cisco and its subsidiaries” are referred to herein as “the Company.”

B.	Participants: This Plan, as determined by Cisco on a fully discretionary basis, applies solely to regular employees of Cisco Systems, Inc. and its subsidiaries (as defined in Paragraph III.C. below) in salary grades 1 through 14, 083, 084, 090, 150, 200, and 888 (“Plan Participants”), who Cisco determines meet the eligibility requirements set forth in Section II. For purposes of this Plan and unless otherwise prohibited by applicable law, the term “regular employee” means an individual who is deemed by Cisco to be both an employee of the Company and employed for an unspecified or indefinite period of time.

C.	Effective Date: This Plan is only effective for Cisco’s fiscal year 2005 beginning August 1, 2004, through July 30, 2005 (the “Fiscal Year”). This Plan is limited in time and will expire automatically on July 30, 2005 (“Expiration Date”). This Plan also supersedes all prior bonus and incentive plans, whether with Cisco Systems, Inc. or a subsidiary or affiliate thereof, as well as any written and/or oral representations regarding the subject matter of this Plan.

D.	Changes in Plan: Cisco reserves the right to modify or terminate the Plan in total or in part, at any time. Any such modification or termination must be approved in writing by either (i) the President/CEO or Senior Vice President of Human Resources of Cisco Systems, Inc. or (ii) resolution of the Cisco Systems Inc. Compensation Committee. Any modification must expressly provide that it is modifying this Plan.

E.	Cisco Authority: Cisco reserves the right to interpret this Plan document on a fully discretionary basis, which authority includes but is not limited to the right to determine employee eligibility for participation in the Plan; to determine the amount, if any, to be paid under the Plan; to terminate, amend, or modify the Plan; and to take any other action in relation to administration of the Plan. Nothing in this Plan is intended to create an entitlement to any employee for any incentive payment hereunder except as Cisco may determine in its discretion.

Professional & Leadership Incentive Plan FY 2005	Page 2 of 8

F.	Entire Agreement: This Plan, as it may be modified in accordance with the foregoing, is the entire writing regarding the subject matter of this Plan and supersedes all prior bonus and commission incentive plans, employment contracts whether with any holding company, subsidiary, or affiliate thereof (including Cisco Systems, Inc.) and any written and/or oral representations regarding the subject matter of this Plan, unless superseded by local law. All payments under this Plan are fully discretionary payments. Participation in this Plan during the Fiscal Year will not convey any entitlement to participate in this or future plans or to the same or similar cash incentive benefits. Payments under this Plan are an extraordinary item of compensation that are outside the normal or expected compensation for the purpose of calculating any of the following payments: termination, severance, redundancy, end-of-service premiums, bonuses, long-term service awards, overtime premiums, pension or retirement benefits, and any other similar payments and extra benefits.

II.	ELIGIBILITY AND INCENTIVE PLAN ELEMENTS

A.	Eligibility: Assuming all other conditions of the Plan are met and that Cisco determines in its discretion to make payments under the Plan, to be considered for a discretionary incentive payment hereunder, a Plan Participant must satisfy each of the following eligibility requirements:

1.	The employee must be deemed by Cisco to be employed by the Company as a regular employee in an incentive-eligible position on or before the first working day of the last fiscal quarter of the Fiscal Year, and must be employed as a regular employee in an incentive-eligible position on the last working day of the Fiscal Year;

2.	The employee must not be providing services to Cisco as a temporary employee, intern or as an independent contractor, consultant, or agent under a written or oral contract, or purchase order, and must not be classified by Cisco as a temporary employee, independent contractor, consultant, or agent (whether or not such classification is upheld upon review by a governmental, judicial or other agency);

3.	At both the time of calculation of the incentive award and at the time of payment, the employee:

Professional & Leadership Incentive Plan FY 2005	Page 3 of 8

a.	must not be concurrently on a sales incentive or commission plan;

b.	cannot have entered into an employment termination agreement (including, but not limited to, any agreement, other than an employment agreement or offer letter, in respect of an employee’s termination of employment);

c.	must not be on a Performance Improvement Plan, letter of concern, work plan, etc.;

d.	must not be rated as N in his/her most recent performance evaluation; and

e.	must not be deemed by Cisco to have violated the business conduct requirements described below in the section entitled Miscellaneous (Section III.C.).

All payments under the Plan rest within the sole and absolute discretion of Cisco and, in particular, any payment for employees ranked in the bottom 5% of their organization and/or for employees who have been offered (but not accepted) an employment termination agreement (including, but not limited to, any agreement, other than an employment agreement or offer letter, in respect of termination of employment) is at manager’s discretion and requires approval from Human Resources.

Employees meeting all eligibility requirements of the Plan who have less than one year of service will be eligible to receive a discretionary incentive that is pro-rated from the effective date of participation in the Plan up to and including the Expiration Date. Unless otherwise required by law, in no event will an employee be eligible to receive an incentive under this Plan unless he/she is employed on the last working day of the Fiscal Year.

B.	Elements of Calculation:

Incentives under this Plan are calculated on a fully discretionary basis, in accordance with the following formula:

Base Salary	X	Incentive Target Percentage	X	Individual Performance Factor	X	Customer Satisfaction Factor	X	Company Performance Factor	X

Teamwork and Collaboration Factor	X	Pro-ration Factor	=	Total Annual Incentive

1.	Base Salary shall mean the annual base salary in effect (i) at the end of Q2 for the purposes of calculating midyear advances, if any (as described below in section II.F.); and (ii) at the end of Q4 of the Fiscal Year for year-end payments, if any. If the employee’s salary currency changes during the Fiscal Year, the salary currency in effect before the change will be used as the basis for the incentive calculation for the period in which

Professional & Leadership Incentive Plan FY 2005	Page 4 of 8

that currency was in effect. The post-change currency will be the basis for the incentive calculation on a pro-rated basis for the period in which it was in effect. These two pro-rated incentive award amounts will be added together to determine the total annual incentive award amount. Incentive payments will be made in the employee’s salary currency in effect at the end of Q2 for midyear advances, if any, and at the end of Q4 for year-end payments, if any. Base Salary shall not include variable forms of compensation including, but not limited to, overtime, on-call pay, lead premiums, shift differentials, bonuses, incentive compensation, commissions, stock options, expense allowances, or reimbursements.

2.	Incentive Target is a percentage of base salary determined by the participant’s grade level and may be changed at the discretion of Cisco at any time during the Fiscal Year. If the target is modified, impacted employees will be notified.

Grades	Incentive Target
1-4	7%
5-7	10%
8 and 9	14%
10 and 11	17%
12	30%
013, 014, 083, 084, and 090	40%
200 and 888	50%
150	60%

3.	Individual Performance Factor (IPF) is based upon the manager’s evaluation of a participant’s performance and contribution for the Fiscal Year.

4.	Teamwork and Collaboration Factor (T&C) is based upon the manager’s evaluation of a participant’s ability to work as a team player and collaborate with others across the company, suppliers, partners and/or customers.

5.	Company Performance Factor is based upon Cisco’s financial performance, as determined by Cisco in its sole and absolute discretion.

6.	Customer Satisfaction Factor is based upon a blend of Primary and Secondary customer satisfaction surveys drawn from Cisco worldwide.

7.	Pro-ration Factor accounts for the number of calendar days or hours within the day during the Fiscal Year that an employee was in an incentive-eligible position under this Plan. For example, the Pro-ration Factor for an employee who has been in the Plan the entire year will be 1.00. For an employee who has been in the Plan for 6 months, this factor

Professional & Leadership Incentive Plan FY 2005	Page 5 of 8

will be 0.50. Unless otherwise required by law, employees in the following situations will have a Pro-ration Factor of less than 1.00:

•	Employees in the Plan who transfer to a new position not covered by the Plan.

•	Employees who transfer from one incentive-eligible position to another incentive-eligible position. Employees in this situation will have their eligibility under the Plan prorated based on length of time in each position.

•	Employees who have been in the Plan less than 12 months (such as a New Hire, or an employee who transfers from a non-incentive eligible position into an incentive eligible position).

•	Employees who have been on a leave of absence of any duration during the fiscal quarter with the exception of Emergency Call-up Military Leave.

•	Employees working less than the applicable full-time standard work week. Such employees will have a Pro-ration Factor that reflects the average number of hours of worked.

Any modification to the Pro-ration Factor must be approved by the next-level Manager and the Director of Compensation in advance of the year-end close date.

C.	Total Annual Incentive shall be the product of the foregoing seven factors and shall be less any advances, including, but not limited to, midyear advances and unearned commission advances, draws, other outstanding debts and appropriate withholdings.

D.	Transfers and Terminations: A participant in the Plan who transfers to a new position within Cisco not governed by this Plan will be eligible to receive payments under the Plan on a pro-rata basis. Such employee’s Pro-ration Factor will reflect the percentage of time the employee was an eligible participant in the Plan. Employees who transfer into the Plan from another plan will be subject to pro-ration as well, and will be eligible to receive payments under the Plan in accordance with the Pro-ration Factors described above.

A participant must be employed on the last working day of the Fiscal Year to be eligible for the year-end payment. A participant must be employed on the day of distribution to receive a partial midyear advance payment under paragraph II.F. Unless otherwise required by law, if an employee terminates prior to the applicable date, the employee will not be eligible for such incentive or partial payment.

Professional & Leadership Incentive Plan FY 2005	Page 6 of 8

E.	Incentive Formula and Calculation Example: Assuming a base salary of $95,000, Incentive Target of 14%, Individual Performance Factor of 1.00, a Customer Satisfaction Factor of 1.05, Company Performance Factor of 1.00, Teamwork and Collaboration Factor of 1.0, and a Pro-ration Factor of 1.00, the Total Annual Incentive for an employee meeting all eligibility requirements, would be calculated as follows:

Sample Calculation

Base Salary		Incentive Target Percentage		Individual Performance Factor		Customer Satisfaction Factor		Company Performance Factor
$95,000	X	0.14	X	1.0	X	1.05	X	1.0	X

Teamwork and Collaboration Factor		Pro-ration Factor		Total Annual Incentive
1.0	X	1.0	=	$13,965.00*

*less any advances, including, but not limited to, midyear advances and unearned commission advances, draws, other outstanding debts, and appropriate withholdings.

In this example, the total incentive equals 14.7% of base salary.

F.	Midyear Advance of Year-End Incentive Payment: If, at the midpoint of the Fiscal Year, Cisco determines, in its sole discretion, that the Company Performance Factor is at a minimum of 1.00, Cisco may elect to make an advance of incentive payments at that time. Any such payment will be treated as an advance, and will not be more than 50% of the incentive target times base salary, reduced by any advances, including, but not limited to, unearned commission advances, draws, other outstanding debts, and appropriate withholdings. This advance will be deducted from the Total Annual Incentive year-end payment, if any. Only Plan Participants who have met job expectations, were hired in an incentive eligible position under this Plan on or before the first working day of the second quarter of the Fiscal Year and are actively employed by Cisco on the day of distribution will be eligible to receive a midyear advance. In no event, however, will any eligible participant receive such a partial payment unless that individual is employed by Cisco Systems, Inc. or a participating Cisco subsidiary on the distribution date.

If Cisco determines, in its sole and absolute discretion, that the Company Performance Factor is not at a minimum of 1.00 at the midpoint of the Fiscal Year, but is at least .80, then a partial payment may, at the sole discretion of Cisco’s President/CEO, be distributed at that time. Such distribution may be made to all employees eligible to receive an incentive under the Plan, or to only some of the employees eligible to receive an incentive under the Plan, as determined by the President/CEO. Such discretionary payment, if any, will be

Professional & Leadership Incentive Plan FY 2005	Page 7 of 8

subject to the same terms and conditions set forth above for a midyear advance based on a 1.00 Company Performance Factor, except that the maximum amount paid will be 25% of the incentive target.

G.	Year-End Discretionary Incentive Payment: If Cisco Performance Factor is 0, so that no year-end incentive payment becomes payable under the Plan, then the President/CEO may, at his or her sole discretion, authorize a year-end payment in an amount up to 25% of the applicable incentive target to all or a portion of employees eligible to receive an incentive under the Plan. In no event will an individual be eligible for such a discretionary payment unless he or she is employed on the last day of the Fiscal Year. All payments are subject to reduction for any advances, including but not limited to midyear advances, unearned commission advances, draws, other outstanding debts and appropriate withholding.

III.	MISCELLANEOUS

A.	Business Conduct: It is the established policy of Cisco Systems, Inc. and all of its subsidiaries to conduct business with the highest standards of business ethics. Employees may not offer, give, solicit or receive any payment that could appear to be a bribe, kickback or other irregular type of payment from anyone involved in any way with an actual or potential business transaction.

B.	Employment at Will (US Only): The Company is an at-will employer, which means that an employee’s employment can be terminated by the employee or the Company at any time with or without cause. The Company reserves the right to modify an employee’s duties, title or other terms and conditions of employment with or without cause. This Plan cannot and should not be interpreted to alter the at-will nature of the employment relationship between the Company and any Plan Participant. The at-will nature of the employment relationship cannot be modified except in a written document signed by Cisco’s CEO or Senior Vice President of Human Resources. In addition, none of the terms and conditions applicable to incentive compensation supersedes or modifies in any way the terms set forth in the Plan Participant’s Proprietary Information and Inventions Agreement.

C.	Subsidiaries: This Plan applies to employees of all Cisco subsidiaries, except where the employees of a subsidiary are expressly eligible for participation in a bonus or incentive plan established by the subsidiary by which they are employed, and/or where employees of a Cisco subsidiary are expressly informed in writing that they are not eligible for participation in this Plan. Employees of Cisco-Linksys LLC are not eligible for participation in this Plan.

It is not Cisco’s intention that employees of Cisco or its subsidiaries be eligible for more than one bonus or incentive plan, unless expressly stated to the contrary.

D.	Dispute Resolution: Plan Participants and the Company acknowledge and agree that any and all disputes or claims arising from or relating to a Plan Participant’s

Professional & Leadership Incentive Plan FY 2005	Page 8 of 8

recruitment to or employment with the Company (including but not limited to disputes or claims arising from or relating to the Cisco Systems, Inc. Professional and Leadership Incentive Plan), or the termination of the Plan Participant’s employment, will be resolved solely and exclusively pursuant to final and binding arbitration in lieu of any evidentiary hearing before a government agency and/or a court trial before a judge or jury, pursuant to the terms of Cisco’s Arbitration Agreement and Policy, a copy of which can be found at http://wwwin.cisco.com/HR/employee/proprietary_info/agreement2arbitrate.html. The parties’ agreement to arbitrate means that both Cisco and the Plan Participant have expressly waived any and all rights to a trial before a court or a jury.